SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[x]	Soliciting Material Under Rule 14a-12

Aviat Networks, Inc.

(Name of Registrant as Specified In Its Charter)

Lone Star Value Investors, LP

Lone Star Value Investors GP, LLC

Lone Star Value Management, LLC

Jeffrey E. Eberwein

Alan L. Bazaar

Richard K. Coleman, Jr.

Jonathan P. Foster

Robert G. Pearse

Dilip Singh

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lone Star Value Management, LLC, together with the other participants named herein (collectively, "Lone Star Value"), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of Lone Star Value's slate of six highly-qualified director nominees to the Board of Directors of Aviat Networks, Inc., a Delaware corporation (the "Company"), at the Company's upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On October 27, 2014, Lone Star Value issued the following press release:

LONE STAR value FRUSTRATED BY DELAY OF AVIAT’S 2014 ANNUAL SHAREHOLDER MEETING and believes only shareholders, not THE incumbent board, should make changes to aviat’s board

Lone Star Value Believes that the Upcoming Aviat Shareholder Meeting is the Proper Venue for Board Changes and Asks the Aviat Board to Refrain from Making any Reactionary Changes to the Board Ahead of An Imminent and Important Vote

New York, NY – October 27, 2014 – Lone Star Value (“Lone Star Value” or “we”) intends to run a slate of six directors for election to the Aviat Networks Inc. (“Aviat” or the “Company”) board of directors (the “Board”) at the upcoming 2014 Annual Shareholder Meeting (the “Annual Meeting”). Given the very poor total shareholder returns and financial performance shortfalls at Aviat during the incumbent Board’s oversight, we believe substantial change is necessary and that an immediate shift in strategy is needed. The incumbent Board’s inability to meet basic regulatory deadlines and, we believe, its fiduciary responsibilities, like filing its 10-K with the SEC on time, late now for the second straight year (delaying the Annual Meeting as well), confirms our belief that now is the time for immediate action and course correction at Aviat.

Jeff Eberwein, CEO and Founder of Lone Star Value, said, “There is a need for immediate change at Aviat starting with changes to its Board. I hope that, given the Company’s consistent inability to produce profits or shareholder returns and inability for the second straight year to meet its SEC-filing deadline for important financial statements, this Board does not do its shareholders the disservice of ignoring their voices and potentially altering the composition of the Board ahead of the Annual Meeting. Lone Star Value is adamant that only Aviat shareholders and not the incumbent Board be allowed to make any changes to the Board and these changes should only be made via the shareholder vote at the Annual Meeting.”

Dismal Relative Share Price and Financial Performance

Aviat’s stock has fallen 91% since the merger of Harris Microwave and Stratex Networks on 1/29/2007, a period during which the share price has fallen from $20.00 to $1.81. During this same period, Aviat has generated cumulative negative net income of $698.9 million (from FY’07-FY’14) and has not seen a single profitable year. Further to this point, Aviat has seen a cumulative negative EBITDA from FY’07-FY’14 of $360 million, and has only reported positive EBITDA in three of its eight total years of existence. We find it particularly alarming that Aviat has burned through nearly half of its cash balance in the past fiscal year – from $90 million as of June 30, 2013 to $48.8 million as of June 30, 2014. This performance is unacceptable and demands an immediate change in oversight and operational strategy starting with changes to Aviat’s Board.

Stale Board in Desperate Need of Change; Aviat Requires Upgraded Oversight

Despite the aforementioned poor financial performance and shareholder return shortfalls, Aviat’s incumbent Board has remained largely unchanged, with six of the current eight Board members having served on the Board since its inception in 2007, a period during which Aviat has had four CEOs and five CFOs while showing consistently deteriorating operational and share price performance. Despite this poor performance, the Board and management continue to be richly rewarded, with a total compensation in fiscal year 2013 for Board members and Named Executive Officers of $4.9 million, which is in excess of 4.3% of Aviat’s current market cap.

Mr. Eberwein urges shareholders to vote in favor of all six of its independent, highly-qualified director candidates, Richard Coleman, Dilip Singh, Robert Pearse, Jonathan Foster, Alan Bazaar and Jeff Eberwein, to effect immediate change on the Aviat Board.

Lone Star Value Believes that Shareholders Should Decide Aviat’s Board

We believe that the upcoming Annual Meeting (the date of which has still not been announced) is the proper forum for any changes to Aviat’s Board. We look forward to sharing with our fellow investors our Turnaround Plan, which will be released in the coming weeks. Lone Star Value urges Aviat’s Board to refrain from making reactionary, ineffectual changes to its composition in response to our Board nominations – which we believe would only serve to entrench the current Board and keep Aviat on its current unprofitable path.

Lone Star Value urges all Aviat shareholders to read carefully the proxy materials that Lone Star Value will be sending to them, as those materials will contain important information. Lone Star Value calls on all Aviat shareholders to consider its proposals and asks for their support to change a majority of Aviat’s Board to effect immediate, positive change.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Lone Star Value, together with the participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of six highly-qualified director nominees at the 2014 annual meeting of stockholders of Aviat Networks Inc.

Lone Star Value Management STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Lone Star Value Investors, LP, Lone Star Value Investors GP, LLC (“Lone Star Value GP”), Lone Star Value Management, Richard K. Coleman, Jr, Dilip Singh, Robert G. Pearse, Jonathan P. Foster, Alan L. Bazaar, and Jeffrey E. Eberwein (collectively, the “Participants”).

As of the date hereof, Lone Star Value Investors beneficially directly owns 1,250,000 shares of common stock, par value $.01 per share (the “Common Stock”), of the Company (1,000 shares of which are held in record name). Lone Star Value GP, as the general partner of Lone Star Value Investors, may be deemed the beneficial owner of the 1,250,000 shares of Common Stock beneficially directly owned by Lone Star Value Investors. Lone Star Value Management, as the investment manager of Lone Star Value Investors, also may be deemed the beneficial owner of the 1,250,000 shares of Common Stock beneficially directly owned by Lone Star Value Investors. Mr. Eberwein, as the manager of Lone Star Value GP and sole member of Lone Star Value Management, also may be deemed the beneficial owner of the 1,250,000 shares of Common Stock owned by Lone Star Value Investors. As of the date hereof, Value Generation Capital Fund, LP (“VGCF”) directly beneficially owns 701,239 shares of Common Stock. Dilip Singh, as manager of Value Generation Capital, LLC the general partner of VCGF may be deemed to be the beneficial owner of any shares of Common Stock directly owned by VGCF. In addition, as of the date hereof, Richard K. Coleman, Jr. directly beneficially owns 10,000 shares of Common Stock, Jonathan P. Foster directly beneficially owns 5,000 shares of Common Stock and Robert G. Pearse directly beneficially owns 10,000 shares of Common Stock.

About Lone Star Value Management:

Lone Star Value Management is an investment firm which invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders.

Proxy voting enquiries please contact:

John Grau

InvestorCom

203-972-9300 x11

jgrau@investor-com.com